Exhibit 99.1
NRG Energy, Inc. Reports Record Third Quarter Results;
Initiates 2010 Guidance
Financial Highlights
•	$1,280 million cash flow from operations generated in the third quarter of 2009, an 18% increase over the third quarter of 2008
•	$906 million and $2,129 million adjusted EBITDA for the third quarter and year to date 2009, respectively — record results for each period
•	$3,936 million of liquidity as of September 30, 2009, including $2,276 million in cash
Capital Allocation
•	$250 million of common stock, or 8.9 million shares, repurchased during the third quarter
•	$250 million of additional common share repurchases planned for the fourth quarter of 2009
•	Merrill Lynch Credit Sleeve supporting Reliant Energy unwound ahead of schedule on October 5
Guidance
•	$2,575 million 2009 full year adjusted EBITDA guidance, an increase of $75 million, and $1,650 million cash flow from operations, an increase of $275 million, both from guidance last updated on July 30, 2009
•	$2,200 million 2010 adjusted EBITDA guidance with cash from operations targeted at $1,350 million
PRINCETON, NJ; October 29, 2009—NRG Energy, Inc. (NYSE: NRG) today reported net income for the three months ended September 30, 2009, of $278 million, or $1.02 per diluted common share, compared to $778 million, or $2.81 per diluted common share, for the third quarter last year. The current quarter benefited from Reliant Energy’s results which contributed $393 million in pre-tax income, while the third quarter results in 2008 benefited from $824 million of pre-tax net mark-to-market gains on asset-backed hedges. Non-recurring operating expenses for the third quarter of 2009 included $21 million for Exelon defense costs and $6 million of transaction and integration costs associated with the Company’s acquisition of Reliant Energy. Adjusted EBITDA, excluding MtM impacts, was a record of $906 million for the third quarter of 2009 compared to $682 million in the third quarter of 2008. The $224 million quarter-over-quarter increase was driven by Reliant Energy’s adjusted EBITDA contribution of $306 million partially offset by an $82 million decrease in the wholesale portfolio results.
Net income for the first nine months of 2009 was $909 million, or $3.29 per diluted common share, compared to $954 million, or $3.41 per diluted common share, for the same period last year. Non-recurring operating expenses for the first nine months of 2009 included $31 million of Exelon defense costs and $41 million of transaction and integration costs associated with the Company’s acquisition of Reliant Energy on May 1, 2009. Adjusted EBITDA for the first nine months of 2009 was a record $2,129 million compared to $1,889 million over the same period in 2008. This $240 million increase was driven by Retail Energy’s contribution of $536 million offset by a $296 million decline in the performance of the wholesale portfolio, primarily in the Texas and South Central regions.
Cash flow from operations was $1,280 million for the nine months ended September 30, 2009, a $194 million increase from the same period in 2008. This increase was attributable to the financial performance from Reliant Energy. Cash flow also benefited from first quarter collateral returns partially offset by collateral posting obligations under the Merrill Lynch Credit Sleeve. In addition, pension contributions were $35 million lower mainly due to a prepayment in 2008 related to 2009 contributions.
Total generation declined 8% in the third quarter of 2009 compared to 2008, which included a 13% decline in baseload generation. Lower baseload generation attributable to market factors, particularly in the Northeast, had minimal financial impact on the quarter as the portfolio had been fully hedged. Maintenance and unplanned outages during the quarter, primarily in Texas, contributed to the lower generation and impacted the quarter’s results. This decrease also was partially offset by a 47% increase in gas fleet generation in Texas primarily due to the newly constructed Cedar Bayou Unit 4 plant.
“NRG’s record financial performance has been achieved in the most challenging commodity price and economic environment NRG has ever experienced. Our ability to operate and hedge our generation assets coupled with our financial strength and ability to respond quickly to market opportunities such as the Reliant acquisition sets us apart,” commented David Crane, NRG President and Chief Executive Officer. “As we look forward, while the commodity price environment remains challenging in 2010, the opportunities in our sector to enhance shareholder value for a Company in NRG’s strong position are immense through our various internal growth opportunities already underway. We are working hard to repeat the success of 2009 in 2010.”
Regional Segment Review of Results
Table 1: Three Months Income (Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/09	9/30/08	9/30/09	9/30/08

Reliant Energy	176	—	287 (5)	—
Texas	302	401	712	1,042
Northeast	124	97	261	263
South Central	(18)	25	(12)	58
West	22	13	32	38
International	7	25	149	72
Thermal	1	4	6	11
Corporate (1)	(186)	(109)	(414)	(311)

Total, net of MtM Impacts	428	456	1,021	1,173

Add: MtM forward position accruals (2)	(239)	479	70	171
Less: Prior period MtM reversals (3)	(239)	7	(415)	32
Add: Hedge ineffectiveness(4)	16	352	17	(27)

Total	444	1,280	1,523	1,285

(1)	Includes net interest expense of $144 million and $89 million for the third quarter of 2009 and 2008, and $341 million and $267 million for the nine months 2009 and 2008, respectively; and Exelon Defense and Reliant Integration costs of $27 million for the third quarter of 2009, and $72 million for the nine months of 2009.

(2)	Represents net MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.

(5)	Reliant Energy results are for the five months ended September 30, 2009.
Table 2: Adjusted EBITDA, net of MtM impacts

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/09	9/30/08	9/30/09		9/30/08

Reliant Energy	306	—	536	(2)	—
Texas	404	465	1,068		1,271
Northeast	168	141	391		386
South Central	4	47	57		128
West	24	17	40		52
International	9	25	47		72
Thermal	4	6	17		21
Corporate	(13)	(19)	(27)		(41)

Adjusted EBITDA, net of MtM(1)	906	682	2,129		1,889

(1)	Excludes net domestic forward MtM gains/(losses), reversal of prior period net MtM gains/(losses), and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.

(2)	Reliant Energy results are for the five months ended September 30, 2009.
MtM Impacts of Hedging Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and to fulfill Reliant Energy’s supply requirements. Although these transactions are predominantly economic hedges of our generation portfolio and load requirements, a portion of these forward sales and purchases are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. For the third quarter of 2009, we recorded a $16 million forward net MtM gain on our economic hedges, as reversals of previously unrecognized gains and positions acquired as part of the Reliant acquisition offset the net unrealized losses on open positions related to economic hedges. In the third quarter of 2008, there were $824 million net MtM gains on our economic hedges caused by a period of rapidly decreasing power and natural gas prices, including $479 million of unrealized gains on open positions related to economic hedges and $352 million of gains associated with ineffectiveness of cash flow hedges.
During the first nine months of 2009, the Company recognized $502 million of net MtM gains with $448 million associated with the reversal of positions acquired as part of the Reliant acquisition. The same period during 2008 experienced $112 million in net MtM gains, of which $171 million of gains on open positions related to economic hedges.
Reliant Energy: Reliant Energy’s adjusted EBITDA for the quarter totaled $306 million due to strong margins accompanied by high customer usage from warmer than normal weather, slightly offset by a decrease in customer count. Reliant announced and enacted price reductions effective June 1 and July 1, 2009, which cumulatively lowered prices by up to 20% for certain customers. Despite higher weather-related demand, power purchase costs remained low during the quarter, thereby enabling higher customer margins. Total revenues for the quarter, excluding contract amortization and unrealized gains and losses, were $1,876 million on 16 TWh sold to both Commercial and Industrial and Mass customers. Cost of energy, excluding contract amortization and unrealized gains and losses on derivative contracts for energy supply, totaled $1,433 million, resulting in a gross margin of $443 million. Other operating expenses incurred during the quarter totaled $136 million and included $37 million of expenses associated with the call center and billing, credit, and collections; $48 million of selling, general and administrative expense; $24 million of gross receipts tax; and $28 million of bad debt expense.
Texas: Texas adjusted EBITDA for the third quarter of 2009 decreased by $61 million to $404 million compared to the third quarter of 2008. During the quarter, power prices in the Houston Zone, where the majority of our assets are located, were less than half those in the same quarter of 2008. Although NRG’s hedging program insulated the region’s baseload fleet from these significant price movements, the margins realized on our gas assets in 2008 were not repeated in 2009 despite higher generation. The combined impact of lower power prices and fuel costs resulted in $63 million of lower quarter-over-quarter energy margins. Baseload generation declined compared to 2008 due to maintenance and unplanned outages. Generation from the gas fleet increased quarter-over-quarter with Cedar Bayou Unit 4, which came on line in late June of this year, contributing 454k MWh of generation in addition to strong operating performance from the remainder of the gas fleet. Operating costs increased quarter-over-quarter by $10 million, including a $4 million increase at STP largely due to a Unit 2 outage in September 2009 and higher O&M costs at our WA Parish and Limestone plants.
Northeast: The Northeast region’s adjusted EBITDA for the third quarter of 2009 was $168 million, a $27 million increase compared to the same quarter in 2008. Energy margins were $36 million higher in 2009 as the contributions realized from our hedging program and contract revenue more than offset lower market prices and reduced generation. Generation in the third quarter of 2009 was 30% lower than 2008 resulting in a $45 million energy margin decrease. This decrease was offset by $18 million in higher contract revenues due to lower cost to serve load obligations and a $63 million increase in realized margin per MWh due to portfolio hedging.
South Central: Third quarter 2009 adjusted EBITDA was $4 million, $43 million lower than the same period in 2008. The decline in adjusted EBITDA was largely driven by unrealized gains in 2008 related to forward physical power sales that were delivered in 2009. The region’s quarterly results were also impacted by higher operating expenses as additional plant maintenance was performed, including a 28 day outage on Big Cajun Unit 1 versus a 21 day outage on Unit 2 in the prior period.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

	Sept. 30,	June 30,	December 31,
($ in millions)	2009	2009	2008

Cash and cash equivalents	$2,250	$2,282	$1,494
Funds deposited by counterparties	293	468	754
Restricted cash	26	19	16

Total Cash	$2,569	$2,769	$2,264
Letter of credit availability	756	784	860
Revolver availability	904	941	1,000

Total Liquidity	$4,229	$4,494	$4,124
Less: Funds deposited as collateral by hedge counterparties	(293)	(468)	(760)

Total Current Liquidity	$3,936	$4,026	$3,364

Total liquidity, excluding counterparty collateral received, decreased $90 million to $3.9 billion during the third quarter driven by a $32 million decrease in cash and cash equivalents and a $65 million reduction in synthetic and revolver credit facilities. The decrease in cash and cash equivalents during the quarter was principally driven by $186 million in capital expenditures, $232 million in cash collateral sweeps to reduce Reliant Energy’s exposure with Merrill Lynch, and $250 million of common share repurchases. These cash outflows were partially offset by $558 million in cash flow from operations. The decrease in letters of credit and revolver credit facilities were primarily in support of commercial operations trade positions.
2009 Share Repurchase Plan
During the third quarter of 2009, the Company purchased 8,919,100 of its common shares in open market transactions at a volume weighted average cost of $28.01 per share, for a total of $250 million. Currently, the Company is authorized to repurchase up to $500 million of its common shares and intends to complete the remaining $250 million of repurchases during the fourth quarter of 2009. The Company has repurchased an aggregate of $2.2 billion of its common shares at a weighted average cost of $23.91 per share since embarking on common share repurchases in December 2004.
Credit Sleeve Unwound One Year Early
On October 5, 2009, the Company amended the Credit Sleeve and Reimbursement Agreement (CSRA) with Merrill Lynch that provided credit support to Reliant Energy’s operations. As a result of this amendment, the Reliant Energy retail entities became part of the corporate collateral package and its credit support needs are now provided by the Company’s corporate level liquidity. In connection with the credit sleeve unwind, NRG had a net cash collateral outflow of $374 million to various counterparties with the funds sourced from the June 5, 2009, bond offering that raised approximately $678 million in net proceeds. Simultaneously, Merrill Lynch terminated their liens on approximately $322 million of unrestricted cash held at Reliant Energy, and returned $250 million of posted cash collateral. The CSRA was originally scheduled to mature in October 2010.
Outlook for 2009
Full year 2009 Adjusted EBITDA guidance is estimated to be $2,575 million for the year, a $75 million increase from the guidance issued on July 30, 2009. This increase in guidance is attributable to a $225 million improvement in the Reliant Energy outlook driven by higher than expected summer demand and margins, partially offset by a $150 million decline in the wholesale portfolio as a result of a weak commodity pricing environment and higher operating costs.
In addition to the above, and in connection with the early unwind of the Merrill Lynch Credit Sleeve, certain economic hedges were terminated in the fourth quarter of 2009 prior to their normal maturity. This early settlement resulted in a realized $85 million mark-to-market loss to 2009 results. These charges are expected to be recorded in the fourth quarter 2009 results.

Table 4: 2009 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	10/29/09	7/30/09

Wholesale	1,950	2,100
Retail	625	400

Adjusted EBITDA guidance(1)	2,575	2,500
Q4 EBITDA impact of sleeve unwind — hedge terminations	(85)	0
Interest payments	(633)	(631)
Income tax	(75)	(100)
Collateral payments/working capital/other changes	(132)	(394)

Cash flow from operations	1,650	1,375
Maintenance capital expenditures	(257)	(264)
Preferred dividends	(33)	(33)
Anticipated Permanent Retail Collateral	0	300

Free cash flow recurring operation	1,360	1,378
Environmental capital expenditures	(214)	(261)
Reliant Integration Capital	(20)	(31)
Repowering investments, net	(241)	(157)

Free cash flow	885	929

(1)	Adjusted EBITDA excludes MtM impacts of economic hedges
Outlook for 2010
NRG is initiating 2010 Adjusted EBITDA and Cash Flow from Operations guidance at $2,200 million and $1,350 million, respectively. The outlook for the wholesale operations is a result of lower hedged prices on the overall portfolio in 2010 compared to 2009 and increased coal transportation costs in 2010. Reliant Energy’s outlook for 2010 will be lower than 2009 results due to lower margins as a result of the two price reductions that occurred in the summer of 2009, increased supply costs as gas prices are expected to be higher in 2010 versus 2009, and normalized weather conditions.
Table 5: 2010 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

10/29/09

Wholesale	1,700
Retail	500

Adjusted EBITDA guidance(1)	2,200
Interest payments	(628)
Income tax	(150)
Collateral payments /working capital/other changes	(72)

Cash flow from operations	1,350
Maintenance capital expenditures	(262)
Preferred dividends	(9)

Free cash flow recurring operations	1,079
Environmental capital expenditures	(281)
Repowering investments, net	(104)

Free cash flow	694

(1)	Adjusted EBITDA excludes MtM impacts of economic hedges
Earnings Conference Call

On October 29, 2009, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity — enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.6 million residential, business, and commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors — Platts Industry Leadership and Energy Company of the Year awards — NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the 2009 Capital Allocation Plan and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, acquisitions, dispositions and other development projects as well as the 2009 Capital Allocation Plan, share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, October 29, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	David Klein
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.795.6106	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except for per share amounts)	2009	2008	2009	2008

Operating Revenues
Total operating revenues	$2,916	$2,612	$6,811	$5,230

Operating Costs and Expenses
Cost of operations	1,893	997	3,901	2,812
Depreciation and amortization	212	156	594	478
Selling, general and administrative	182	75	396	233
Acquisition-related transaction and integration costs	6	—	41	—
Development costs	12	13	34	29

Total operating costs and expenses	2,305	1,241	4,966	3,552
Operating Income	611	1,371	1,845	1,678

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	6	58	33	35
Gain/(loss) on sale of equity method investment	—	—	128	—
Other income/(loss), net	5	(7)	(9)	14
Interest expense	(178)	(142)	(475)	(442)

Total other expense	(167)	(91)	(323)	(393)

Income From Continuing Operations Before Income Taxes	444	1,280	1,522	1,285
Income tax expense	166	502	614	503

Income From Continuing Operations	278	778	908	782
Income from discontinued operations, net of income taxes	—	—	—	172

Net Income	278	778	908	954
Less: Net loss attributable to noncontrolling interest	—	—	(1)	—

Net income attributable to NRG Energy, Inc.	278	778	909	954

Dividends for preferred shares	6	13	27	41

Income Available for NRG Energy, Inc. Common Stockholders	$272	$765	$882	$913

Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	249	235	247	236
Income from continuing operations per weighted average common share — basic	$1.09	$3.26	$3.58	$3.14
Income from discontinued operations per weighted average common share — basic	—	—	—	0.73

Net Income per Weighted Average Common Share — Basic	$1.09	$3.26	$3.58	$3.87

Weighted average number of common shares outstanding — diluted	272	277	274	278
Income from continuing operations per weighted average common share — diluted	$1.02	$2.81	$3.29	$2.79
Income from discontinued operations per weighted average common share — diluted	—	—	—	0.62

Net Income per Weighted Average Common Share — Diluted	$1.02	$2.81	$3.29	$3.41

Amounts attributable to NRG Energy, Inc.:
Income from continuing operations, net of income taxes	$278	$778	$909	$782
Income from discontinued operations, net of income taxes	—	—	—	172

Net Income	$278	$778	$909	$954

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2009	2008
(In millions, except shares)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$2,250	$1,494
Funds deposited by counterparties	293	754
Restricted cash	26	16
Accounts receivable, less allowance for doubtful accounts of $40 and $3, respectively	1,119	464
Inventory	533	455
Derivative instruments valuation	3,199	4,600
Deferred income taxes	101	—
Cash collateral paid in support of energy risk management activities	475	494
Prepayments and other current assets	215	215

Total current assets	8,211	8,492

Property, plant and equipment, net of accumulated depreciation of $2,876 and $2,343, respectively	11,610	11,545

Other Assets
Equity investments in affiliates	392	490
Capital leases and note receivable, less current portion	507	435
Goodwill	1,718	1,718
Intangible assets, net of accumulated amortization of $483 and $335, respectively	1,942	815
Nuclear decommissioning trust fund	354	303
Derivative instruments valuation	1,039	885

Other non-current assets	181	125

Total other assets	6,133	4,771

Total Assets	$25,954	$24,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$537	$464
Accounts payable	725	451
Derivative instruments valuation	3,017	3,981
Deferred income taxes	—	201
Cash collateral received in support of energy risk management activities	293	760
Accrued expenses and other current liabilities	636	724

Total current liabilities	5,208	6,581

Other Liabilities
Long-term debt and capital leases	8,229	7,697
Nuclear decommissioning reserve	296	284
Nuclear decommissioning trust liability	249	218
Deferred income taxes	1,572	1,190
Derivative instruments valuation	859	508
Out-of-market contracts	324	291
Other non-current liabilities	1,138	669

Total non- current liabilities	12,667	10,857

Total Liabilities	17,875	17,438

3.625% convertible perpetual preferred stock	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock	406	853
Common stock	3	3
Additional paid-in capital	4,568	4,350
Retained earnings	3,305	2,423
Less treasury stock, at cost — 26,080,051 and 29,242,483 shares, respectively	(782)	(823)
Accumulated other comprehensive income	320	310
Noncontrolling interest	12	7

Total Stockholders’ Equity	7,832	7,123

Total Liabilities and Stockholders’ Equity	$25,954	$24,808

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Nine months ended September 30,	2009	2008

Cash Flows from Operating Activities
Net income	$908	$954
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in (earnings)/losses of unconsolidated affiliates	(33)	(24)
Depreciation and amortization	594	478
Provision for bad debts	37	—
Amortization of nuclear fuel	28	31
Amortization of financing costs and debt discount/premiums	35	28
Amortization of intangibles and out-of-market contracts	79	(226)
Changes in deferred income taxes and liability for unrecognized tax benefits	561	439
Changes in nuclear decommissioning trust liability	19	8
Changes in derivatives	(234)	(144)
Changes in collateral deposits supporting energy risk management activities	13	(320)
Loss on sale of assets	2	13
Gain on sale of equity method investment	(128)	—
Gain on sale of discontinued operations	—	(273)
Gain on sale of emission allowances	(8)	(52)
Gain recognized on settlement of pre-existing relationship	(31)	—
Amortization of unearned equity compensation	20	21
Changes in option premiums collected, net of acquisition	(278)	203
Cash used by changes in other working capital, net of acquisition	(304)	(50)

Net Cash Provided by Operating Activities	1,280	1,086

Cash Flows from Investing Activities
Acquisition of Reliant Energy, net of cash acquired	(356)	—
Capital expenditures	(560)	(649)
Increase in restricted cash, net	(10)	(3)
(Increase)/decrease in notes receivable	(18)	20
Purchases of emission allowances	(68)	(6)
Proceeds from sale of emission allowances	20	75
Investments in nuclear decommissioning trust fund securities	(237)	(441)
Proceeds from sales of nuclear decommissioning trust fund securities	218	434
Proceeds from sale of discontinued operations and assets, net of cash divested	—	241
Proceeds from sale of assets, net	6	14
Proceeds from sale of equity method investment	284	—
Equity investment in unconsolidated affiliates	—	(17)
Other investment	(6)	—

Net Cash Used by Investing Activities	(727)	(332)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(27)	(41)
Net payments to settle acquired derivatives that include financing elements	(140)	(49)
Payment for CSF I CAGR settlement	—	(45)
Payment for treasury stock	(250)	(185)
Proceeds from issuance of common stock, net of issuance costs	1	8
Proceeds from sale of noncontrolling interest in subsidiary	50	50
Proceeds from issuance of long-term debt	843	20
Payment of deferred debt issuance costs	(29)	(2)
Payments for short and long-term debt	(248)	(202)

Net Cash Provided by/(Used by) Financing Activities	200	(446)

Change in cash from discontinued operations	—	43
Effect of exchange rate changes on cash and cash equivalents	3	—

Net Increase in Cash and Cash Equivalents	756	351
Cash and Cash Equivalents at Beginning of Period	1,494	1,132

Cash and Cash Equivalents at End of Period	$2,250	$1,483

Appendix Table A-1: Third Quarter 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	393	196	50	(34)	16	6	2	(351)	278

Plus:

Income Tax	—	—	—	—	—	1	—	165	166

Interest Expense	15	(12)	15	14	(1)	2	1	130	164

Amortization of Finance Costs	—	—	—	—	—	—	—	10	10

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	4	4

Depreciation Expense	42	119	29	16	2	—	2	2	212

ARO Accretion Expense	—	1	—	—	1	—	—	—	2

Amortization of Power Contracts	85	(17)	—	(8)	—	—	—	—	60

Amortization of Fuel Contracts	(12)	1	—	—	—	—	—	—	(11)

Amortization of Emission Allowances	—	10	—	—	—	—	—	—	10

EBITDA	523	298	94	(12)	18	9	5	(40)	895

Exelon Defense Costs	—	—	—	—	—	—	—	21	21

Reliant Energy Transaction and Integration Costs	—	—	—	—	—	—	—	6	6

Adjusted EBITDA	523	298	94	(12)	18	9	5	(13)	922

Less: MtM forward position accruals	(21)	(130)	(66)	(16)	(7)	—	1	—	(239)

Add: Prior period MtM reversals	(238)	(7)	7	—	(1)	—	—	—	(239)

Less: Hedge Ineffectiveness	—	17	(1)	—	—	—	—	—	16

Adjusted EBITDA, excluding MtM impacts of economic hedges	306	404	168	4	24	9	4	(13)	906

Appendix Table A-2: Third Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	576	296	25	13	19	4	(155)	778

Plus:

Income Tax	450	—	—	—	6	—	46	502

Interest Expense	23	16	13	2	—	—	79	133

Amortization of Finance Costs	—	—	—	—	—	—	6	6

Amortization of Debt (Discount)/Premium	—	—	—	—	—	(1)	4	3

Depreciation Expense	108	26	16	2	—	3	1	156

ARO Accretion Expense	1	2	—	—	—	—	—	3

Amortization of Power Contracts	(69)	—	(7)	—	—	—	—	(76)

Amortization of Fuel Contracts	(9)	—	—	—	—	—	—	(9)

Amortization of Emission Allowances	10	—	—	—	—	—	—	10

Adjusted EBITDA	1,090	340	47	17	25	6	(19)	1,506

Less: MtM forward position accruals	301	178	—	—	—	—	—	479

Add: Prior period MtM reversals	5	2	—	—	—	—	—	7

Less: Hedge Ineffectiveness	329	23	—	—	—	—	—	352
=

Adjusted EBITDA, excluding MtM impacts of economic hedges	465	141	47	17	25	6	(19)	682
=

Appendix Table A-3: Year-to-date September 30, 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	807	511	303	(42)	32	143	6	(851)	909

Plus:

Income Tax	—	171	—	—	—	6	—	437	614

Interest Expense	29	16	41	38	—	6	4	306	440

Amortization of Finance Costs	—	—	—	—	—	—	—	24	24

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	11	11

Depreciation Expense	85	353	88	50	6	—	7	5	594

ARO Accretion Expense	—	3	1	—	2	—	—	—	6

Amortization of Power Contracts	160	(49)	—	(19)	—	—	—	—	92

Amortization of Fuel Contracts	(25)	4	—	—	—	—	—	—	(21)

Amortization of Emission Allowances	—	29	—	—	—	—	—	—	29

EBITDA	1,056	1,038	433	27	40	155	17	(68)	2,698

Exelon Defense Costs	—	—	—	—	—	—	—	31	31

Reliant Energy Transaction and Integration Expenses	—	—	—	—	—	—	—	41	41

Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20

Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)

Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)

Adjusted EBITDA	1,056	1,038	433	27	40	47	17	(27)	2,631

Less: MtM forward position accruals	72	(43)	70	(30)	(1)	—	2	—	70

Add: Prior period MtM reversals	(448)	5	27	—	(1)	—	2	—	(415)

Less: Hedge Ineffectiveness	—	18	(1)	—	—	—	—	—	17

Adjusted EBITDA, excluding MtM impacts of economic hedges	536	1,068	391	57	40	47	17	(27)	2,129

Appendix Table A-4: Year-to-date September 30, 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	626	310	58	38	229	11	(318)	954

Plus:

Income Tax	481	—	—	—	15	—	7	503

Interest Expense	85	44	38	6	—	3	238	414

Amortization of Finance Costs	—	—	—	—	—	—	17	17

Amortization of Debt (Discount)/Premium	—	—	—	—	—	(1)	12	11

Depreciation Expense	334	77	50	6	—	8	3	478

ARO Accretion Expense	2	2	—	2	—	—	—	6

Amortization of Power Contracts	(215)	—	(18)	—	—	—	—	(233)

Amortization of Fuel Contracts	(7)	—	—	—	—	—	—	(7)

Amortization of Emission Allowances	30	—	—	—	—	—	—	30

EBITDA	1,336	433	128	52	244	21	(41)	2,173

(Income)/loss from Discontinued Operations	—	—	—	—	(172)		—	(172)

Adjusted EBITDA	1,336	433	128	52	72	21	(41)	2,001

Less: MtM forward position accruals	114	57	—	—	—	—	—	171

Add: Prior period MtM reversals	21	11	—	—	—	—	—	32

Less: Hedge Ineffectiveness	(28)	1	—	—	—	—	—	(27)

Adjusted EBITDA, excluding MtM impacts of economic hedges	1,271	386	128	52	72	21	(41)	1,889

EBITDA and adjusted EBITDA are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of EBITDA and adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for discontinued operations, write downs and gains or losses on the sales of equity method investments; Exelon defense costs, and Texas retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow recurring operations is cash flow from operations less maintenance capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow recurring operations, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this presentation. Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.